Exhibit 99.2

FirstEnergy Corp.	For Release: July 22, 2021
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Jennifer Young	Irene Prezelj
(216) 337-8789	(330) 384-3859

FirstEnergy Corp. Statement

AKRON, Ohio – In accordance with its obligations under the previously announced deferred prosecution agreement with the U.S. Attorney’s Office for the Southern District of Ohio to resolve the Department of Justice investigation, FirstEnergy Corp. (NYSE: FE) issued the following statement:

“Central to FirstEnergy Corp.’s effort to influence the legislative process in Ohio was the use of 501(c)(4) corporate entities. FirstEnergy Corp. used the 501(c)(4) corporate form as a mechanism to conceal payments for the benefit of public officials and in return for official action. FirstEnergy Corp. used 501(c)(4) entities in this way because the law does not require disclosure of donors to a 501(c)(4) and there is no ceiling that limits the amount of expenditures that can be paid to a 501(c)(4) entity for the purpose of influencing the legislative process. This effort would not have been possible, both in the nature and volume of money provided, without the use of a 501(c)(4) entity.”

FirstEnergy is dedicated to integrity, safety, reliability and operational excellence. Its ten electric distribution companies form one of the nation's largest investor-owned electric systems, serving customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company's transmission subsidiaries operate more than 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy on Twitter @FirstEnergyCorp or online at www.firstenergycorp.com.

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